Exhibit 10.39

CONSENT AND FIRST AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This CONSENT AND FIRST AMENDMENT to Loan and Security Agreement (this “Agreement”) is entered into this 30th day of September, 2021, by and between SILICON VALLEY BANK, a California corporation (“Bank”) and BIODESIX, INC., a Delaware corporation (“Borrower”).

RECITALS

A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 19, 2021 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.Borrower has requested that Bank consent to modify Section 6.7(b) of the Loan Agreement to remove the requirement to satisfy Section 6.7(b) for the measuring period ending September 30, 2021 (the “Consent”).

C.Borrower has further requested that Bank amend the Loan Agreement to (1) add a cash collateralization trigger, (2) modify the financial covenants, and (3) make certain other revisions to the Loan Agreement as more fully set forth herein. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

1.Consent. Bank hereby agrees to the Consent. Bank’s Consent with respect to Section 6.7(b) of the Loan Agreement shall apply only with respect to the measuring periods ending September 30, 2021. Accordingly, hereinafter, Borrower shall be in compliance with such section. Bank’s agreement to the Consent (a) in no way shall be deemed an agreement by Bank to consent or otherwise waive Borrower’s compliance with the above-referenced section as of any other date, and (b) shall not limit or impair the Bank’s right to demand strict performance of such section as of all other dates.

2.Amendments to Loan Agreement.

2.1Section 6.6 (Operating Accounts).Section 6.6(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a)Other than the Permitted Other Accounts, maintain its and all of its Subsidiaries’ primary banking relationship with Bank and Bank’s Affiliates, which relationship shall include maintaining account balances in any operating and other deposit accounts at or through Bank or Bank’s Affiliates, and which accounts shall represent at least ninety percent (90%) of the dollar value of Borrower’s and its Subsidiaries’ account balances at all financial institutions. All amounts in the Permitted Lockbox Account shall be transferred to Borrower’s account no. xxxxx93903 at Chase on a daily basis. All amounts in excess of Two Hundred Thousand Dollars ($200,000) in Borrower’s account no. xxxxx93903 at Chase shall be transferred into the Cash Collateral Account at Bank no less frequently than weekly. All amounts in each Payment Processor Account shall be transferred to Borrower’s accounts at Bank no less frequently than weekly (or if Bank, in its good faith business judgment determines that conditions warrant, following written notice thereof to Borrower, more frequently). In addition, Borrower shall at all times maintain the Pledged Account in accordance with the terms hereof and of the Pledge Agreement. Any Guarantor shall maintain all depository or operating and deposit accounts at Bank.”

2.2Section 6.7 (Financial Covenants).Sections 6.7 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“6.7Financial Covenants.

(a)Minimum Liquidity Ratio.Maintain a Liquidity Ratio of not less than 0.95:1.00.

(b)Minimum Revenue (Performance to Plan).

(i)Achieve revenue (measured in accordance with GAAP and tested as of the last day of each calendar quarter on a trailing three (3) month basis for the quarter ending December 31, 2021 and on a trailing six (6) month basis for all quarters thereafter), of not less than eighty-five percent (85%) of the projected revenue numbers for each such quarter set forth in Borrower’s projections delivered to Bank on September 25, 2021 and titled “Biodesix, Inc. - Income Statement – 2021”.

(ii)The required minimum revenue (performance to plan) covenant levels for the quarterly measuring periods ending after December 31, 2021, shall, unless Borrower and Bank shall otherwise agree in writing, (i) be set at seventy percent (70%) of the Borrower’s projections delivered to Bank in accordance with Section 6.2(e) hereof, (ii) reflect year-over-year revenue growth (determined in accordance with GAAP) for each measuring period and (iii) be documented pursuant to an amendment to this Agreement to be entered into on or prior to December 31 of each calendar year (commencing with December 31, 2021). So long as Borrower shall have been provided a copy of such amendment not less than ten (10) Business Days prior to December 31st of any applicable calendar year and an opportunity to review and provide comment on such amendment, and the terms and conditions of such amendment shall not otherwise be prohibited as a matter of contract or applicable law, Borrower’s failure to enter into such amendment to this Agreement to reset such covenant levels on or prior to December 31st of any applicable year shall be an immediate and non- curable Event of Default hereunder.”

2.3Section 6.14 (Cash Collateralization Trigger).New Section 6.14 hereby is added to the Loan Agreement to read in its entirety as follows:

“6.14 Cash Collateralization Trigger. If, at any time during the term of this Agreement, the sum of Borrower’s unrestricted cash and Cash Equivalents maintained in Borrower’s Collateral Accounts at Bank falls below Forty Million Dollars ($40,000,000) (the “Collateralization Trigger”), Borrower hereby agrees that Bank shall immediately, with no further action required by the parties hereto, be directed to transfer to the Pledged Account (from any one or a combination of Borrower’s accounts at Bank) an amount of cash equal to Fifteen Million Dollars ($15,000,000) (the “Term Loan Cash Collateral”) to cash collateralize the Secured Obligations. It shall be an immediate and non-curable Event of Default hereunder if the Term Loan Cash Collateral is not transferred to the Pledged Account within two (2) Business Days of the date on which any Collateralization Trigger occurs.”

2.4Section 7.7 (Distributions; Investments). Section 7.7 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, including but not limited to any payments under or in connection with the Integrated Diagnostics APA, except:

(i)Borrower may convert any of its convertible securities or Subordinated Debt into other securities pursuant to the terms of such convertible securities or Subordinated Debt or otherwise in exchange thereof;

(ii)Borrower or any Subsidiary may pay dividends solely in Equity Interests of Borrower or Subsidiary, and any Subsidiary may pay cash distributions to Borrower or any other Subsidiary;

(iii)Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year;

(iv)Borrower or any Subsidiary may make cash payments in lieu of fractional shares;

(v)Borrower may purchase, redeem, retire, or otherwise acquire its Equity Interests with the proceeds received from a substantially concurrent issue of new Equity Interests, provided that no Event of Default has occurred or would result therefrom;

(vi)Intentionally Omitted;

(vii)Intentionally Omitted;

(viii)Borrower may repurchase from managers, officers or employees pursuant to the terms of share purchase plans, restricted share purchase agreements or other similar agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year;

(b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so; or (c) amend, restate or otherwise modify the Integrated Diagnostics APA.”

2.5Section 13 (Definitions). The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable in Section 13.1 of the Loan Agreement, as follows:

“Collateralization Trigger” is defined in Section 6.14 hereof. “Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) in an amount equal to Two Million Seven Hundred Thousand Dollars ($2,700,000) and due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loan Advance, or (c) the prepayment of the Term Loan Advance pursuant to Section 2.2.1(c).

“First Amendment Effective Date” means September 30, 2021.

“Integrated Diagnostics APA” means that certain Asset Purchase Agreement and Plan of Reorganization, dated as of June 30, 2018, by and between Borrower, Integrated Diagnostics and the stockholders of Integrated Diagnostics set forth on Exhibit A thereto as amended by that certain Amendment No. 1 to Asset Purchase Agreement and Plan of Reorganization dated as of July 29, 2021.

“Liquidity” means, as of any date of determination, the sum of (a) Borrower’s unrestricted cash held at Bank or Bank’s Affiliates (subject to a Control Agreement in favor of Bank) as of such date, plus (b) Borrower’s net billed Accounts receivable, as of the last day of the most recently completed calendar month, plus (c) any Term Loan Cash Collateral held by Bank in the Pledged Account.

“Liquidity Ratio” means, as of any date of determination, a ratio of (a) Liquidity divided by (b) the aggregate outstanding principal amount of the Term Loan Advance as of such date.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Pledge Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Pledged Account” means restricted account number xxx-xxxx- 0880 established and maintained by Borrower at Bank.

“Pledge Agreement” means that certain Cash Pledge Agreement and Annex I attached thereto executed by Borrower in favor of Bank and dated as of the First Amendment Effective Date.

“Term Loan Cash Collateral” is defined in Section 6.14 hereof.

2.6Exhibit B (Compliance Statement) to the Loan Agreement hereby is replaced with Exhibit B (Compliance Statement) attached hereto.

3.Representations and Warranties. Borrower represents and warrants to Bank as follows:

3.1the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

3.2Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement;

3.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

3.4The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement have been duly authorized by all necessary action on the part of Borrower;

3.5The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, termination or award of any Governmental Authority which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect (or are being obtained pursuant to Section 6.1(b) of the Loan Agreement) and (y) filings and recordings in respect of the Liens created pursuant to the applicable Loan Documents), or (v) conflict with, contravene constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound;

3.6This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

4.Prior Agreement. The Loan Documents (as modified hereby) are hereby ratified and reaffirmed and shall remain in full force and effect. This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

5.Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated on or prior to the Effective Date and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

6.Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

7.Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.Conditions to Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of (i) this Amendment by each party hereto, (ii) the Pledge Agreement, (b) evidence that Borrower has established the Pledged Account, and (c) payment by Borrower of all Bank Expenses due and owing as of the date hereof, which, in each case, may be debited from any of Borrower’s accounts at Bank.

9.	Miscellaneous.

9.1This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

9.2Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK:		BORROWER:

SIICON VALLEY BANK		BIODESIX, INC.

By:	KRISTINE ROHMER	By:	/s/ SCOTT HUTTON
Name:	Kristine Rohmer	Name:	Scott Hutton
Title:	Director	Title:	Chief Executive Officer

EXHIBIT B

COMPLIANCE STATEMENT

TO:	SILICON VALLEY BANK	Date:
FROM:	BIODESIX, INC.

Under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”): Borrower is in compliance in all material respects for the period endingwith all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly financial statements with Compliance Statement	Within 5 Business Days following the date Borrower is required to file its Form 10-Q	Yes No
Annual financial statements (CPA Audited)	Within 5 Business Days following the date Borrower is required to file its Form 10-K	Yes No
A/R & A/P Agings and a Detailed Listing of Borrower’s Account Debtors	Monthly within 10 Business Days	Yes No
Inventory Reports	Monthly within 30 days	Yes No
10-Q, 10-K and 8-K	Within 5 Business Days after filing with SEC	Yes No
Board approved projections	Within 75 days after FYE, or, if earlier, the 7th Business Day following approval by the Borrower’s board of directors, and within seven (7) Business Days of any material updates/amendments thereto	Yes No

Financial Covenants	Required	Actual	Complies

Minimum Liquidity Ratio (maintain at all times)	0.95:1.0	:1.0	Yes No
Minimum Revenue (measured on a trailing three (3) month basis for the quarter ending December 31, 2021 and trailing six (6) month basis thereafter) (tested quarterly)	See Schedule 1	$	Yes No

Other Matters

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Statement.

Yes	No

The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Compliance Statement.

The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Statement

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated:

I.	Minimum Revenue (Section 6.7(a))

Required:                (85% of board approved projections for December 31, 2021 and 70% of board approved projections for all periods thereafter)

Actual:

A.	Borrower’s revenue (determined in accordance with GAAP) measured on a trailing 3 month basis (December 31, 2021) and trailing 6-month basis (all quarters ending after December 31, 2021)	$

Is line A equal to or greater than the required revenue set forth above for the corresponding measuring period?

No, not in compliance	Yes, in compliance

II.Liquidity Ratio (Section 6.7(b))

Required:>0.95 to 1.00

A.	Aggregate value of Borrower’s unrestricted cash held at Bank or Bank’s Affiliates (subject to a Control Agreement in favor of Bank)	$
$
B.	Aggregate value of Borrower’s net billed Accounts receivable

C.	Aggregate value of Term Loan Cash Collateral in the Pledged Account

D.	Aggregate outstanding principal amount of the Term Loan Advance	$

E.	Liquidity Ratio (the sum of line A plus line B plus line C divided by line D)

Actual:

Is line F greater than 0.95:1.00?

No, not in compliance	Yes, in compliance